Exhibit 10.1

September 28, 2023

Mr. Shawn Mural

Dear Shawn:

I am pleased to extend an offer of employment with V2X, Inc. as Senior Vice President, Chief Financial Officer. This is a full-time, salaried (exempt from overtime) position reporting to Charles L. Prow, President & Chief Executive Officer, V2X, Inc. Your hours worked in this position may fluctuate, and each weekly portion of your annual salary will compensate you for work during that week. Your annual salary will be $700,000, which equates to $336.54 per hour. You will be paid on a biweekly basis (26 pay periods per year). You will be based at our corporate office in McLean, Virginia and your date of hire will be October 2, 2023.

You will be nominated for election by the V2X Board of Directors as a Senior Vice President of V2X, Inc. As a Senior Vice President, you will be a Section 16 filer, subject to share ownership guidelines and an insider for purposes of trading in V2X stock.

Short Term Incentive:

In addition to your salary, as an executive of V2X, Inc., you will be eligible for participation in the Second Amendment and Restatement of the V2X, Inc. 2014 Omnibus Incentive Plan (bonus award), with a target award of 80% of your annual base salary. Bonus awards are discretionary, ranging from zero to 200% of the target and are based on company and individual performance. Bonus awards are generally paid during the first quarter following the end of the applicable performance year.

Any bonus for the calendar year in which your employment begins will be pro-rated, based on the number of completed months you are employed by the Company during that calendar year.

Long Term Incentive:

You will also be eligible to participate in the company’s Long-Term Incentive Award Program. These awards are generally recommended for approval by the Compensation and Personnel Committee of the V2X Board of Directors during the first quarter of each calendar year. For 2024, you will be recommended for a total award of $1,340,000 subject to approval by the Compensation and Personnel Committee. Your award will be granted fifty percent (50%) in the form of restricted stock units that will vest in one-third installments on the first, second and third anniversaries of the grant date and fifty percent (50%) in the form of performance stock units related to relative total shareholder return over a three-year performance period. The terms and conditions of your 2024 awards will be consistent with the terms and conditions approved for the 2024 Long-Term Incentive Award Program.

For 2023, you will be recommended for a total award of $750,000 to be granted following your date of hire. Your award will be granted fifty percent (50%) in the form of restricted stock units that will vest in one-third installments on the first, second and third anniversaries of the grant date and fifty percent (50%) in the form of performance stock units related to relative total shareholder return over a three-year performance period. The terms and conditions of your 2023 awards will be consistent with the terms and conditions approved for the 2023 Long-Term Incentive Award Program.

The Compensation and Personnel Committee approved a one-time Special Performance Stock Unit grant in the amount of 6,840 shares. This special grant is to drive senior management team toward value creation. The Special Performance Stock Units will be eligible for vesting if the performance metrics are achieved after the three-year performance period.

Sign-on Bonus:

You will receive a one-time award of $250,000 in restricted stock units to be granted following your date of hire, vesting in one-third installments on the first, second and third anniversaries of the grant date. The terms and conditions of this one-time award will be consistent with the terms and conditions approved for the 2023 Long-Term Incentive Award Program.

Relocation:

You will also be eligible to receive reimbursement for moving expenses back to the Virginia area, taxable according to IRS guidelines. The reimbursement will not include closing costs or other real estate related fees.

Paid Time Off (PTO):

You will be eligible for 21 days of Paid Time Off (PTO) annually. PTO is accrued on each bi-weekly pay date.

Benefits Program:

A summary of our current benefit program is attached. If you are applying for family coverage for Medical, Dental, and Vision Plans, it is required that, on your start date, you furnish a marriage certificate (if applicable), and a birth certificate of each dependent being covered.

●	401(k)

●	Medical/Dental/Vision

●	Tele-Health

●	Health Savings Account

●	Basic Life & Accidental Death and Dismemberment

●	Short-Term & Long-Term Disability

●	Flexible Spending Accounts

●	Voluntary Life & Accidental Death and Dismemberment

●	Voluntary VOYA benefits

For questions regarding benefits, you may contact me at 703-597-7494. I will be glad to discuss any questions you might have regarding employee benefits.

This offer is contingent upon you meeting all the following requirements:

Pre-Employment Drug Screen:

You must successfully pass the drug screening test prior to employment. Failure to complete the screening within the prescribed time will result in withdrawal of the offer. You will be contacted with further information on this pre-employment requirement.

Background Check and Employment Verifications:

As part of your pre-employment requirements, you are required to pass a criminal background check and employment verification. We have contracted a third-party vendor, OrangeTree, to conduct the requirements. Shortly after your acceptance, you will receive an email from OrangeTree inviting you to log into the OrangeTree system and complete the information required. In addition, you will be asked to sign a disclosure form authorizing OrangeTree to conduct the investigation. We also ask that you provide the information required to complete the pre-employment process.

Clearance/Public Trust Requirement:

If applicable, you must successfully complete all security clearance requirements in a timely manner. If you do not currently have a clearance and are required to complete an EQIP, you must submit your EQIP forms within seven (7) business days. Inability to meet security standards and maintain a security clearance may result in the withdrawal of the offer or termination of your employment.

I-9 Form:

In accordance with the Immigration Reform Control Act of 1986, all employees are required to produce documents that establish identity and employment eligibility in United States. A list of acceptable documents which establish such identity is available within the I-9 Form. You will be required to supply sufficient documents from this list to establish identity and employment eligibility within your first three days of employment, along with the completed I-9 Form.

We look forward to having you join V2X. However, we recognize that you retain the option, as does V2X, of terminating your employment with V2X at any time with or without notice and with or without cause. As such, your employment with V2X is at will and neither this letter nor any other oral or written representation may be considered a contract of any specific period.

Shawn, we are pleased to extend this offer to you. Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it to my attention. You may retain the additional copy for your personal files. We look forward to welcoming you to V2X, Inc. and to working with you.

Very truly yours,

/s/ Charles L. Prow
Charles L. Prow
Chief Executive Officer

Attachments

I accept the offer as set forth in this letter.

/s/ Shawn Mural	9/28/23
____________
Shawn Mural	Date